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                              EXHIBIT 10.40



[LOGO OF CELLCOR APPEARS HERE]



September 9, 1992



Mr. Frederick M. Miesowicz
298 Longview Lane
Kennett Square, PA 19348

Dear Fred:

We are truly excited about the prospects of your joining Cellcor, Inc. I am pleased to offer you the position of Sr. Vice President, Scientific Affairs reporting to me. Your responsibilities will include the direction and the integration of the research, process development and clinical research functions to achieve stated goals in advancing and validating Cellcor's technology. Furthermore, you will assist me and others in providing a strategic scenario that will maximize our scientific and commercial position and manage collaborative efforts with industry, academic and government institutions in leading-edge cellular therapies.

If you accept our offer, your starting date will be on or about Sunday, November 1, 1992. Your salary will be at the rate of $6,346.15 per bi-weekly payroll ($165,000 annualized), less applicable legal deductions, payable in accordance with the regular payroll practices of the Company. You will also receive an automobile allowance of $207.69 per payroll ($450 per month). You will be eligible to participate in a cash incentive plan which will be developed in the future as the company earns sufficient revenue. You will also be eligible to receive stock options under the Employee Stock Option Plan (ESOP) of 1992. I will recommend to the Board that you receive options for 50,000 shares of stock. These will be granted at the stock price on the day of Board approval.

Your relocation will include the following:

1. Temporary living for up to a maximum of four months at the rate of $1,500 per month or until you purchase a home;

2. Payment for moving your household goods to Massachusetts (we ask that you obtain three quotes);

3. Closing cost, commission and fee reimbursement for the sale of your Pennsylvania home, as well as the purchase of your Boston home

4.   Up to three house hunting trips for you and your family.

In the unlikely event that your current home is not sold or rented by February 1, 1993, Cellcor will reimburse your mortgage cost at the rate of $1,325 per month for up to six months.


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During your employment you will be entitled to a full benefit plan made available by the company from time to time to employees in comparable positions, subject to plan terms and company policies. This plan currently includes but is not limited to: A 401(k) Savings Plan; the choice of Guardian, Tufts, or Harvard Medical insurance; and Delta Dental insurance. Cellcor currently pays 80% of the monthly premium for both medical and dental insurance. The 20% of the medical and dental premium that you pay is deducted from your paycheck on a pre-tax basis. Also included in the benefits package is: life insurance at one times your annual salary (premium 100% paid by Cellcor); a long-term disability policy that would cover approximately 60% of your gross monthly income, up to a maximum monthly benefit of $3,000, if you were to become disabled (premium 100% paid for by Cellcor); and a short-term disability policy. Cellcor provides for eight paid holidays throughout the year as well as three floating holidays that are accrued on a quarterly basis. You will be accruing vacation benefits at the rate of .077 hours per hour worked (i.e. 4 weeks based on full-time work for a full year). All benefits, with the exception of the 401(k) Savings Plan which has specific open enrollment times, will be effective on your start date.

You will be expected to devote your full business time and best efforts to the performance of your duties and responsibilities for the company and to abide by company policies and procedures, as these may be changed from time to time. You will retain the right to terminate your employment at any time and that the Company will retain a similar right. We do ask, however, that you give the Company as much advance written notice as possible, but a minimum of sixty days, if you deciede to terminate your employment with us. The Company will give you twelve months written notice or pay in lieu of notice, if it initiates termination.

In accepting this offer, you represent that you have not relied on any agreeemeents or representations, written or oral, expressed or implied, with respect to your employment that are not set forth expressly in this letter. We will ask you to execute our customary patent policy and confidentiality agreement.

Cellcor and cellular therapies are at an exciting point in their growth to significant commercial activity. We look forward to your contributions to our scientific and business approaches, as well as playing a major role in the field of cellular therapies. Fred, we are excited to have you join our team and I look forward to working with you.

Sincerely,



/s/  Richard R. D'Antoni
-----------------------------
     Richard R. D'Antoni
     President and
     Chief Executive Officer

                                      Accepted and agreed:



                                       /s/ Fred M. Miesowicz        10-3-92
                                      ----------------------        -------
                                           Fred M. Miesowicz          Date